                                                                     Exhibit 2.2


                           ASSET PURCHASE AGREEMENT

  THIS ASSET PURCHASE AGREEMENT (this "Agreement"), made and entered into this 18th day of November, 1999, by and between Partec Ltd., an Israeli company ("Seller"), and Lakaro Biopharmaceuticals, Inc., a Delaware corporation ("Buyer");

                                  WITNESSETH:

WHEREAS, Seller is a biopharmaceutical company engaged in the development of products and technologies for the biopharmaceutical market.

WHEREAS, Seller has acquired and/or developed three projects known as Sulodexide, the Oncological Gene Medicine project, and the Bone Marrow Transplation Site project (the "Projects");

WHEREAS, The Projects constitute the entire active part of Seller's business;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, all the assets of Seller relating to the Projects and certain other assets belonging to Seller (the "Acquired Assets"), and Seller desires to transfer, and Buyer is willing to assume, certain liabilities of Seller (the "Liabilities"), all upon the terms and conditions and subject to the limited exceptions set forth herein;

WHEREAS, Seller expects to terminate its employment or engagement of certain of its employees and consultants involved with the Projects, and Buyer desires to hire or retain certain of such employees or consultants, all upon the terms and conditions set forth herein;

WHEREAS, Buyer maintains a wholly owned subsidiary (the "subsidiary") to which Seller intends to sell certain fixed assets and transfer and assign certain liabilities and agreements to which Seller is a party, all upon the terms and conditions set forth in a separate agreement between seller and the subsidiary; and

WHEREAS, in furtherance of the parties' mutual desire for specificity with respect to the assets and liabilities to be transferred by Seller to Buyer as part of the Projects, the parties desire to provide for the scheduling and, where appropriate, segregation of such assets and liabilities on a date certain to occur prior to Closing (as hereinafter defined) (the "Determination Date");

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                   Section 1

                          PURCHASE AND SALE OF ASSETS

     1.1 Purchase and Sale of Acquired Assets. Upon the terms and subject to the condition of this Agreement, Buyer agrees to purchase, accept, and acquire from Seller, and Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, at the Closing, all right, title, and interest of Seller in and to all of the rights and assets, real, personal, and mixed, tangible or intangible, in the Acquired Assets or otherwise relating primarily to the Acquired Assets, as owned or held by Seller, subject to such express exclusion. Without in any way limiting the generality of the foregoing, the Acquired Assets shall include all right and interest owned or held by Seller in the following:

            a. Claims. All claims Seller may have against any person relating to or arising from the Acquired Assets, including rights to recoveries for damages or defective goods, to refunds, insurance claims, and chooses in action ("Claims").

            b. Inventories. All inventories of, relating to, or arising out of the Projects (the "Inventory"). As of the Determination Date, the Inventory consists of the Inventory listed by category and volume level in Schedule 1.1.b.

            c. Contracts. All of Seller's rights under contracts, agreements, licenses, commitments, arrangements, permissions and all other legally binding arrangements, whether oral or written, respecting the Acquired Assets (the "Contracts"). As of the Determination Date, the Contracts consist of the items listed in Schedule 1.1.c.

            d. Business Records. All business and marketing records, including accounting and operating records, asset ledgers, inventory records, budgets, personnel records, payroll records, customer lists, employment and consulting agreements, supplier lists, files, correspondence and mailing lists, promotional materials and brochures, and other business records used or developed in connection with the Acquired Assets (the "Business Records").

            e. Authorizations. All governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, and permits to or from, or filings, notices, or recordings to or with, federal, state, and local governmental authorities (the "Authorizations"), but subject, as to the reassignability to Buyer, to the procurement of the Required Government Consents (listed in Schedule 4.4). As of the Determination Date, the Authorizations consist of the items listed in Schedule 1.1.e.

            f. Intellectual Property. All patents, trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto), and all other intellectual property rights, trade secrets, and other proprietary information, processes, and formulae used in the Projects or otherwise necessary for the ownership and use of the Acquired Assets and the conduct of the Projects (the "Intellectual Property"). As of the Determination Date, the Intellectual Property includes the filed patent applications and issued patents listed in Schedule 1.1.f.

            g. Business Interests, Participations, and Ownership Positions. Those interests, participations, and ownership positions held by Seller in any corporation, partnership, joint venture, co-marketing arrangement, or similar enterprise or undertaking as set forth in Schedule 1.1.g.

     1.2 Intent of the Parties. Although the Schedules to this Agreement are intended to be complete, to the extent any rights or assets of Seller primarily relate to the Projects or are otherwise necessary for the ownership and use of the Acquired Assets and the conduct of the Projects, but are not properly itemized or do not appear on the applicable Schedules where required, then, unless this Agreement otherwise provides directly for Buyer to provide for or obtain such rights or assets in a different way, the general language of Section
1.1 shall govern and such rights and assets shall nonetheless be deemed transferred to Buyer at Closing. It is mutually acknowledged that the Schedules to Section 1.1 are to be prepared as of the Determination Date, and consequently the Acquired Assets so identified may vary on the Closing Date because of the effect of the ongoing operations of the Projects. Further, because the Determination Date will occur following the execution of this Agreement, the omission of such Schedules until such time on or shortly after the Determination Date as they have been completed and the parties have agreed on their contents shall not impair the effectiveness of this Agreement.

     1.3 Excluded Assets. Seller shall not sell or assign to Buyer, and Buyer shall not purchase or accept assignment from Seller of, the assets identified in
Schedule 1.3 (the "Excluded Assets").


                                   Section 2

                           ASSUMPTION OF LIABILITIES

     2.1 Enumeration of Assumed Liabilities. At and after the Closing, Buyer shall assume and agree to pay or perform only the liabilities and obligations of Seller that arise out of the Projects or the Acquired Assets and/or are expressly identified in this Section 2.1 (the "Assumed Liabilities") or are represented by any other covenant, agreement, or indemnity of Buyer in this Agreement or the other agreements and instruments to be executed and delivered by Buyer in connection with this Agreement. Subject to the express exclusions set forth in Section 2.2, the Assumed Liabilities shall consist of the following:

          a. Trade Payables. All accrued trade payables of Seller arising out of the Acquired Assets and the Projects as set forth in Schedule 2.1.a.

          b. Contracts. All payment and performance obligations arising out of or relating to the Contracts.

          c. Other Accrued Liabilities.  Any other liabilities set forth in
Schedule 2.1.c.

     2.2 Liabilities Not Assumed. Without in any way expanding the specificity and limitation of Section 2.1, Buyer shall not assume or be responsible for any of the following liabilities or obligations expressly identified in this Section
2.2 (the "Excluded Liabilities"):

          a. Violations of Law. Any liability or obligation resulting from violations of any applicable laws or regulations by Seller prior to the Closing Date or infringement of third-party rights or interests.

          b. Incidents to Excluded Assets. Any liability or obligation associated with any of the Excluded Assets.

          c. Litigation. Any claim or litigation pending against Seller at the time of the execution of this Agreement.

          d. Liabilities Assumed by Buyer's Subsidiary. Any liability or obligation of Seller assumed by Buyer's Israeli subsidiary pursuant to the agreement between Seller and that subsidiary, dated November 10, 1999.

     2.3 Intent of the Parties. Although the Schedules to this Agreement are intended to be complete, to the extent any liabilities of Seller arise out of the Projects or are otherwise related to the Acquired Assets and the conduct of the Projects, but are not properly itemized or do not appear on the applicable Schedules where required, then, unless this Agreement otherwise specifically provides otherwise, the general language of Section 2.1 shall govern and such liabilites, known or unknown, contingent or otherwise, shall nonetheless be deemed assumed by Buyer at Closing. It is mutually acknowledged that the Schedules to Section 2.1 are to be prepared as of the Determination Date, and consequently the Assumed Liabilities so identified may vary on the Closing Date because of the effect of the ongoing operations of the Projects. Further, because the Determination Date will occur following the execution of this Agreement, the omission of such Schedules until such time on or shortly after the Determination Date as they have been completed and the parties have agreed on their contents shall not impair the effectiveness of this Agreement.

                                   Section 3

                               PRICE AND PAYMENT

     3.1 Purchase Price. The aggregate purchase price for the Acquired Assets (the "Purchase Price") shall be the the value of of the Assumed Liabilities being assumed by Buyer and the forgiveness of $570,361 of long-term debt of Seller held by Buyer.

     3.2 Method of Payment. On the Closing Date, Buyer shall deliver to Seller an agreement, substantially in the form attached hereto as Exhibit A, pursuant to which Buyer assumes the Assumed Liabilities (the "Assignment and Assumption Agreement").

                                   Section 4

                   REPRESENTATIONS AND WARRANTIES OF SELLER


     Seller hereby represents and warrants to Buyer as follows:

     4.1 Organization. Seller is a private company validly existing under the laws of the State of Israel with the corporate power and authority to conduct its business (including the Projects) and to own and lease its properties and assets (including the Acquired Assets).

     4.2 Power and Authority. Seller has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by Seller in connection with the transactions contemplated hereby shall be, the legal, valid, and binding obligations of Seller, enforceable in accordance with their terms.

     4.3 No Conflict. Neither the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with
(1) any law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree applicable to Seller, the Projects, or the Acquired Assets, (2) any provision of the Articles of Association or other governing or organizational instrument of Seller, or (3) except insofar as Required Contract Consents are to be procured prior to Closing, any mortgage, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which Seller is a party or by which Seller or any of the Acquired Assets is bound.

     4.4 Required Government Consents. No approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with, any governmental authorities is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Seller or the consummation by Seller of the transactions contemplated hereby or thereby, or the ownership and use of the Acquired Assets and the conduct of the Projects (including by Buyer).

     4.5 Contract Consents. No approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any person is necessary for (1) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Seller or the consummation by Seller of the transactions contemplated hereby; (2) the transfer and assignment to Buyer at Closing of the Contracts, or (3) the ownership and use of the Acquired Assets and the conduct of the Projects (including by Buyer).

     4.6 Good and Marketable Title. Buyer at Closing shall obtain good and marketable title to all of the tangible Acquired Assets (i.e., the Inventories and Business Records), free and clear of all title defects, liens, restrictions, claims, charges, security interests, or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements, or other title or interest retention arrangements.

     4.7 Condition of Property. All of the tangible Acquired Assets are in good operating order, condition, and repair, ordinary wear and tear excepted, and are suitable for use in connection with the Projects in the ordinary course.

     4.8 Inventory. All Inventory is of usable quality and includes no material amount of obsolete or discontinued items or items that cannot be used by Buyer in the Projects in the ordinary course. All Inventory has been recorded using the "First-In, First-Out" accounting method.

     4.9 Title to Intellectual Property.

          a. Ownership. Except for the rights and licenses validly and effectively established by the Contracts, Seller owns, Buyer shall receive at Closing, and the Intellectual Property includes, all patents, trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto) and all other intellectual property rights, trade secrets, and other proprietary information, processes, and formulae used in the Projects or otherwise necessary for the ownership and use of the Acquired Assets and the conduct of the Projects. Schedule 1.1.g sets forth all filed patent applications and issued patents used in the Projects or otherwise necessary for the conduct of the Projects as heretofore conducted.

          b. Personnel Agreements. All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Projects, or Intellectual Property on behalf of Seller either (1) have been party to a "work-for-hire" arrangement or agreement with Seller, in accordance with applicable law, that has accorded Seller full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

          c. Absence of Claims. No claims have been assorted by any person or entity to the use of the Intellectual Property, and Seller does not know of any valid basis for any such claim. The use of the Intellectual Property, such as patents and trademarks, by the Seller, to the best of its knowledge does not infringe on the rights of any third party.

     4.10 Contracts. The Contracts listed in Schedule 1.1.c constitute all contracts, agreements, licenses, and other commitments and arrangements in effect as of the Determination Date, that either (1) involve expenditure of more than $10,000, or (2) require performance by any party thereto more than six (6) months after the Closing Date. All such contracts are valid, binding, and enforceable in accordance with their terms and are in full force and effect. To the best of Seller's knowledge, there are no existing defaults by Seller under any such contracts and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder.

     4.11 Accounts Receivable. All Accounts Receivable are fully collectible within the customary collection cycle, subject only to bad debts that will not exceed the amount of bad debt reserves set forth in the Closing Date Balance Sheet. All Accounts Receivable call for payment to be made within at least ninety (90) days to the principal office of the Seller.

     4.12 Conduct of Business.

          a. Ordinary Course of Business: No Removal or Disposal of Acquired Assets. Seller has operated the Projects in the ordinary course consistent with past practices, and has not removed or disposed of any assets that were assets of the Projects as of September 30, 1999, except in the ordinary course.

          b. No Material Adverse Changes. Since September 30, 1999, there has been no material adverse change in the Projects or the Acquired Assets.

          c. Absence of Particular Events. Since September 30, 1999, Seller has not (1) suffered any damage or destruction adversely affecting the Projects or involving the Acquired Assets in the amount of $1,000 in any one instance; (2) increased the compensation payable or to become payable to employees of Seller involved in the Projects having annual earnings in excess of $100,000 per year or declared any bonus; (3) incurred any liability or obligation relating to the Projects other than in the ordinary course consistent with past practice; (4) made any change in any method, practice, or principle of accounting involving the Projects or the Acquired Assets; (5) paid, loaned, or advanced any material monetary amount or other asset to, or sold, transferred, or leased any asset to, any employee involved in the Projects except for normal compensation involving salary and benefits; or (6) agreed to take any action described in this Section 4.12.c.

          d. Absence of Joint Ventures, etc. Seller is not a party to any joint venture or other similar agreement or arrangement that involves any sharing of profits of the Projects or the Acquired Assets or is similar to or competitive with the Projects, other than the Contracts identified as "licenses from third parties (development and/or marketing)" in Schedule 1.1.c.

     4.13 Litigation. Except as set forth in Schedule 4.13, no claim, action, suit, proceeding, inquiry, hearing, arbitration, administrative proceeding, or investigation (collectively, "Litigation") is pending, or, to Seller's best knowledge, threatened against Seller, its present or former directors, officers, or employees, or any party to any Contract, affecting, involving, or relating to the Projects or any of the Acquired Assets. Except as set forth in Schedule 4.13, no Litigation has been brought within the last three years against Seller affecting, involving, or relating to the Projects or any of the Acquired Assets. Seller knows of no facts that could reasonably be expected to serve as the basis for Litigation against itself (or the Buyer upon acquisition of the Projects), its present or former directors, officers, or employees, or any party to the, affecting, involving, or relating to the Projects or the Acquired Assets.

     4.14 Compliance With Laws. There is no outstanding or, to Seller's best knowledge, threatened order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against Seller affecting, involving, or relating to the Projects or the Acquired Assets. Seller is not in violation of any applicable federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree affecting, involving, or relating to the Projects or the Acquired Assets except where noncompliance has no material adverse effect upon the Projects (including under ownership by Buyer) or the Acquired Assets, and Seller has received no notices of any allegation of any such violation. The foregoing shall be deemed to include laws and regulations relating to patent, copyright, trademark, trade secret and unfair competition laws, and to all other applicable laws, including equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulation laws.

     4.15 Sufficiency of Rights. Assuming the renewal or continuation of all business arrangements currently in place (and, to the best of Seller's knowledge, no reason exists why such renewal or continuation in favor of Buyer could be obstructed), the Acquired Assets constitute all of the properties, rights, and privileges necessary for the indefinite continuation of the conduct of the Projects by Buyer in substantially the same manner as it has been operated by Seller during the twelve (12) month period preceding the closing.

     4.16 Broker's or Finder's Fees. Seller has not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in any manner that may or will impose liability on Buyer.

     4.17 Related-Party Transactions. Except as disclosed in Schedule 4.17, Seller is not a party to any contract, agreement, license, lease, or arrangement with, or any other commitment to, directly or indirectly, (1) any officer or salaried employee of the Projects in office within two (2) years of the date of execution hereof; (2) any corporation, trust, or other entity in which any such officer or salaried employee has a material equity or participating interest; or
(3) or any partnership in which any such officer or salaried employee has a partnership or participating interest, in each case, relating to or involving the Projects, the Acquired Assets, or the Assumed Liabilities, except, in each instance, for existing compensation arrangements. Each such contract, agreement, license, lease, arrangement, and commitment was entered into by Seller in the ordinary course of business upon terms that are fair and reasonable to the Projects without regard to the status and relationship of such other parties.

     4.18 Schedules Yet to Be Prepared. The Schedules to be prepared as of the Determination Date shall be true and complete when submitted for inclusion in this Agreement and shall set forth all information sought by this Agreement with respect thereto.

     4.19 Disclosure. No representation, warranty, or statement made by Seller in this Agreement or in any document or certificate furnished or to be furnished to Buyer pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. Seller has disclosed to Buyer all facts known or reasonably available to Seller that are material to the Acquired Assets, and the Assumed Liabilities.

     4.20 Truth at Closing. All of the representations, warranties, and agreements of Seller contained in this Article IV shall be true and correct and in full force and effect on and as of the Closing Date.

     4.21 Materiality Defined. For purposes of this Agreement, each reference to any material adverse effect upon the Projects (including under ownership by Buyer) or the Acquired Assets, or any other reference to a material item or circumstance, shall be construed to include any act, omission, event, or circumstances that would entail loss, liability, damage, or expense to Buyer (with respect to the rights and benefits expected by Buyer to be obtained under this Agreement) of $.50,000 in any single instance, whether under one or more representations, warranties, covenants, or agreements contained herein, or $200,000 in the aggregate, taken as a whole under all representations, warranties, covenants, and agreements contained herein.

     4.22 Disclaimer. Except as expressly set forth in this Agreement or in any document, certificate, agreement, or other instrument furnished or to be furnished to Buyer pursuant to this Agreement, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS OR THE PROJECTS, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   Section 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     5.1 Organization. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority to conduct its business and to own and lease its properties and assets. Buyer is duly qualified or licensed to do business and is in good standing as a foreign corporation in each state in which the failure to be so qualified or licensed would have a material adverse effect on its financial condition or operations.

     5.2 Power and Authority. Buyer has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, and Buyer has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby and thereby shall be, the legal, valid, and binding obligation of Buyer, enforceable in accordance with their terms.

     5.3 Broker's or Finder's Fees. Buyers has not authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

     5.4 No Conflict. Neither the execution and delivery by Buyer of this Agreement and of the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby or thereby, nor the consummation by Buyer of the transactions contemplated hereby or thereby will violate or conflict with (1) any federal, state, or local law, regulation, ordinance, governmental restriction, order, judgement, or decree applicable to Buyer, or (2) any provision of any charter, bylaw, or other governing or organizational instrument of Buyer.

                                   Section 6

                   CONDUCT OF THE PROJECTS PRIOR TO CLOSING

     6.1 Course of Business. Seller shall conduct the Projects diligently and substantially in the same manner as heretofore conducted, and Seller shall not institute any new methods of accounting or operation or engage in any transaction or activity, enter into any agreement, or make any commitment, except in the ordinary course of such business and consistent with past practice.

     6.2 Organization. Seller shall use its best efforts to preserve the Projects intact and to preserve for Buyer its relationship with licensors, consultants, suppliers, and others having regular business relations with it.

     6.3 Prohibited Actions. In no event, without the prior written consent of Buyer, shall Seller:

          a. Liens. Permit any of the Acquired Assets to be subjected to any mortgage, pledge, lien, or encumbrance, except for Permitted Liens.

          b. Disposition of Acquired Assets. Waive any claims or rights of substantial value respecting the Acquired Assets, or sell, transfer, or otherwise dispose of any of the Acquired Assets, except in the ordinary course of business and consistent with past practice.

          c. Licenses. Other than in the ordinary course of its licensing activities and consistent with past practice, dispose of, license, or permit to lapse any rights in any Intellectual Property.

     6.4 No Default. Seller shall not perform any act or omit to perform any act, or permit any act or omission, that will cause a breach or default of any covenant, agreement, warranty, or representation in this Agreement.

                                   Section 7

                COVENANTS OF SELLER AND BUYER PRIOR TO CLOSING

     7.1 Access. From the date of this Agreement to the Closing Date, Seller shall (1) provide Buyer with such information as Buyer may from time to time reasonably request with respect to the Acquired Assets, the Projects and the transactions contemplated by its Agreement; (2) provide Buyer and its officers, counsel, and other authorized representatives access during regular business hours and upon reasonable notice to the books, records, and offices of Seller, as Buyer may from time to time reasonably request; and (3) permit Buyer to make such inspections thereof as Buyer may reasonably request. Any investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Seller.

     7.2 Updating of Information. From the date of this Agreement to the Closing Date, Seller shall deliver revised or supplementary schedules to this Agreement, containing accurate information as of the Closing Date, in order to enable Buyer to confirm the accuracy of Seller's representations and warranties and otherwise to give full effect to the provisions of this Agreement. Such revised or supplementary schedules shall not modify or be deemed part of this Agreement unless agreed by Buyer in writing with reference to the specific schedules to be so treated. Provided that the Schedules prepared as of the Determination Date are true and correct when submitted for inclusion, the foregoing obligation to furnish updated information shall apply to such Schedules only insofar as material events or changes occur such as to make the contents of such schedules unreliable or misleading.

     7.3 Third-Party Certificates. Seller shall use its best efforts to procure for the benefit of Buyer consent, assignment, and/or estoppel certificates in such form, from such third parties, and with respect to such Acquired Assets to be assigned to Buyer at Closing as Buyer may specify on or before Closing.

                                   Section 8

                      CONDITIONS TO SELLER'S OBLIGATIONS

     Each of the obligations of Seller to be performed hereunder shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following conditions:

     8.1 Representations and Warranties True at Closing Date. Buyer's representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of such date and Buyer shall have complied with the covenants and agreements set forth herein to be performed by it on or before the Closing Date.

     8.2 Litigation. No Litigation shall be threatened or pending against Buyer or Seller before any court or governmental agency that, in the reasonable opinion of counsel for Seller, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

     8.3 Documents Satisfactory in Form and Substance. All agreements, certificates, and other documents delivered by Buyer to seller hereunder shall be in form and substance satisfactory to counsel for Seller, in the exercise of such counsel's reasonable judgment.


                                   Section 9

                       CONDITIONS TO BUYER'S OBLIGATIONS

     Each of the obligations of Buyer to be performed hereunder shall be subject to the satisfaction (or the waiver by Buyer) at or prior to the Closing Date of each of the following conditions:

     9.1 Representations and Warranties True at Closing Date. Seller's representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of such date, and Seller shall have complied with the covenants and agreements set forth herein to be performed by it on or before the Closing Date.

     9.2 Performance. Seller shall have performed and complied with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

     9.3 Investigations. Neither any investigation of Seller by Buyer, nor the Schedules hereto, nor any other document delivered to Buyer as contemplated by this Agreement, shall have revealed any facts or circumstances that, in the good faith judgment of Buyer, reflect in a material adverse way on the Acquired Assets or the Assumed Liabilities.

     9.4 Consents. All Required Government Consents and Required Contract Consents shall have been obtained.

     9.5 No Litigation. No Litigation shall be threatened or pending against Buyer or Seller before any court or governmental agency that, in the reasonable opinion of counsel for Seller, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

     9.6 No Material Adverse Change. From the date of this Agreement until the Closing Date, Seller shall not have suffered any material adverse change (whether or not such change is referred to or described in any supplement to the Schedules), to the Acquired Assets or the Assumed Liabilities.

     9.7 Employment and Consulting Agreements. At or prior to the Closing, Morris Laster, Ira Weinstein and Bob Trachtenberg shall have entered into contracts providing for their employment by Buyer, as the case may be, in the forms attached hereto as Schedules 9.7.a, 9.7.b and 9.7.c, respectively, the effectiveness of which shall be expressly contingent upon the occurrence of Closing.


                                  Section 10

                                    CLOSING

     10.1 Closing.  Unless this Agreement is first terminated as provided in
Article XV, the closing of the purchase and sale of the Acquired Assets and the transfer and assumption of the Assumed Liabilities (the "Closing") shall take place at the offices of Seller at 9.00 o'clock (1) on the first date on or after November 8, 1999, that falls one (1) business day after all conditions to Closing have been satisfied or duly waived, or (2) on such other time, date, and place as the parties may agree in writing (the "Closing Date").

     10.2 Actions at Closing. At Closing, Buyer and Seller shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

          a. Conveyance Instruments. Seller shall deliver to Buyer such warranty deeds, bills of sale, assignments, and other instruments of conveyance and transfer as Buyer may reasonably request to effect the assignment to Buyer of the Acquired Assets.

          b. Payment. Buyer shall deliver to Seller an assumption agreement pursuant to which Buyer assumes and agrees to pay and perform the Assumed Liabilities as required by Section 3.2.

          c. Employment and Consulting Agreements. Each of Morris Laster, Ira Weinstein and Bob Trachtenberg shall have entered into contracts providing for their employment by Buyer, as the case may be, in the forms attached hereto as Schedules 9.7.a, 9.7.b and 9.7.c, respectively.

          d. Board and Shareholder Resolutions. Each party shall furnish to the other certified copies of appropriate resolutions of the board of directors and shareholders (if required) of each party required to implement the transactions contmplated by this Agreeement.

     10.3 Further Assurances. At and after the Closing, without further consideration, Seller shall take all such other action and shall procure or execute, acknowledge, and deliver all such further certificates, conveyance instruments, consents, and other documents as Buyer or its counsel may reasonably request (1) to vest in Buyer, and perfect and protect Buyer's right, title, and interest in, and enjoyment of, the Acquired Assets and the Projects or (2) to ensure more effectively the compliance of Seller with its agreements, covenants, warranties, and representatives under this Agreement.

                                  Section 11

                COVENANTS OF SELLER AND BUYER FOLLOWING CLOSING

     11.1 Tax Matters.

          a. Seller's Right and Responsibility for Preclosing Tax Matters. Sellers shall have the right and responsibility to direct the handling of all tax matters affecting or relating to the conduct of the Projects prior to the Closing Date, including the prosecution of all administrative and judicial remedies, the settlement of all issues, and the execution of agreements, consents, or waivers, extending the statute of limitations.

          b. Buyer's Cooperation. Buyer shall use its reasonable efforts to provide Seller such assistance as it may reasonably request in connection with matters relating to taxes, including information with respect to Seller's preparation of any returns of taxes, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to Seller's liability for taxes, or any claims arising hereunder respecting the Projects. Buyer shall retain and provide Seller with records or information which may be relevant to any such return, audit, examination, proceeding, or determination, and Buyer shall retain all such books and records for so long as necessary in keeping with applicable statutes of limitations.

     11.2 Transfer Taxes. All sales, transfer, and similar taxes and fees (including all recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer and Buyer shall file all necessary documentation with respect to such taxes.

     11.3 No-Compete. For a period of five (5) years after the Closing Date, Seller shall not engage in the business of acquiring, developing, marketing, distributing, licensing, any project similar to, competitive with, or substitutable for, the Projects, anywhere in the world, except as a customer or authorized distributor of Buyer or otherwise with Buyer's consent (which may be withheld in Buyer's sole discretion). Seller acknowledges and agrees that the current market for the Projects extends throughout the entire world and it is therefore reasonable to prohibit Seller from competing with Buyer anywhere in such territory. Seller shall not engage in any such activity, directly or indirectly, on its own behalf or in the service of or on behalf of others

                                  Section 12

                                CONFIDENTIALITY

     12.1 Confidentiality Obligation of Buyer Prior to Closing. Until Closing (and, if this Agreement is terminated for any reason, forever thereafter), Buyer shall, and shall use its best efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Seller, and not use in any manner except in connection with the transactions contemplated hereby, any confidential business or technical information obtained from Seller in connection with the transactions contemplated hereby concerning the Projects or the Acquired Assets. This obligation shall cease to apply to Buyer upon the occurrence of Closing. In the event that this Agreement terminates for any reason, Buyer shall return to Seller or destroy all materials in its possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof.

     12.2 Confidentiality Obligation of Seller Following Closing. Following the occurrence of Closing, Seller shall, and shall use its best efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Buyer, and not use in any manner whatsoever, any confidential business or technical information remaining in its possession concerning the Projects or the Acquired Assets. Promptly following Closing, Seller shall surrender to Buyer or destroy all materials remaining in its possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof.

     12.3 Permitted Disclosures. Notwithstanding Sections 12.1 and 12.2, either party may disclose confidential information (1) where necessary to any regulatory authorities or governmental agencies pursuant to legal process or (2) if required by court order or decree.

     12.4 Scope of Confidential Information. For purposes of this Agreement, information shall not be deemed confidential (1) if such information is available in full from public sources; (2) if such information is received from a third party not under an obligation to keep such information confidential; or
(3) if the recipient can conclusively demonstrate that such information was independently developed by the recipient.

                                  Section 13

                         TERMINATION PRIOR TO CLOSING

     13.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          a. Mutual Consent. By the mutual consent of Buyer and Seller;

          b. Deadline. By Buyer or Seller, in writing, without liability, if the Closing shall not have occurred on or before November 30, 1999; or

          c. Material Breach. By Buyer or Seller in writing, without liability, if the other party shall (1) fail to perform in any material respect its agreements contained herein required to be performed by in on or prior to the Closing Date or (2) materially breach any of its representations, warranties, agreements, or covenants contained herein, provided that such failure or breach is not cured within ten (10) days after such party has been notified of the other party's intent to terminate this Agreement pursuant hereto.

     13.2 Termination of Obligations. Termination of this Agreement pursuant to this Article XIII shall terminate all obligations of the parties hereunder, except for the obligations set forth in Article XII.

                                  Section 14

                                  ARBITRATION

     14.1 Appointment of Arbitrator. The parties shall endeavour in good faith to resolve amicably any dispute concerning this Agreement. In the event that any such dispute is not amicably resolved, it shall be resolved by binding arbitration before a single arbitrator. In the absence of agreement by the parties hereto to the appointment of the arbitrator, either party hereto may apply to the Chairman of the Jerusalem Bar Association with a request to make such appointment. The appointment made by the said Chairman shall be binding on the parties hereto. The arbitrator shall be bound by substantive applicable law and shall state in writing the reasons for his award/decision. In connection with any arbitration hereunder, the attorneys (or attorneys in any law firms with which those attorneys are associated) who have represented the parties in connection with the negotiation and/or drafting of this Agreement shall be precluded from serving as an arbitrator, even if designated by the parties ; and shall not be precluded from (a) submitting expert or other testimony; or (b) representing any of those same parties in the arbitration or any related proceedings.

     14.2 Language and Location of Arbitration. Any arbitration hereunder shall be conducted in English, and the arbitrator shall sit in Jerusalem unless otherwise agreed by the parties. Nothing in the preceding sentence shall preclude the taking of evidence in a place other than Jerusalem (or such other place as is agreed) if the arbitration panel deems that appropriate.

     14.3 Cooperation. In the event that any party to this Agreement is not a formal participant in an arbitration proceeding hereunder, such party shall cooperate with any reasonable request, from the arbitrator or from any participant in such arbitration proceeding, for the producing of evidence. The arbitrator will be entitled to request the submission of expert testimony.

     14.4 Recourse to Court. Nothing in Article XIV shall preclude any party from making an appropriate application to a court of competent jurisdiction for injunctive or other equitable relief ancillary to the arbitration proceeding.

     14.5 Confidentiality of Arbitration. Unless the participants in an arbitration proceeding hereunder and the party producing evidence otherwise agree in writing, the arbitrator and the participants in an arbitration proceeding hereunder shall take all reasonable steps to ensure the confidentiality of all evidence produced in connection with any such arbitration proceeding. As used in this clause, "evidence" includes documents and testimony (whether written or oral), and "producing evidence" includes giving, providing, or otherwise furnishing evidence.

                                  Section 15

                                 MISCELLANEOUS

     15.1 Entire Agreement. This Agreement (including the Schedules), and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby; constitute the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

     15.2 Parties Bound by Agreement; Successors and Assigns. The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of the other party, Buyer may assign its rights, duties, or obligations hereunder or any part thereof to any other person or entity, which shall thereupon become Buyer, provided that at the time of such assignment Buyer unconditionally and irrevocably guarantees the payment and performance of any duties or obligations so assigned.

     15.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     15.4 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     15.5 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

     15.6 Expenses. Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accounts, and counsel.

     15.7 Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Seller to:

     Partec, Ltd.
     216 Jaffa Road
     Jerusalem, 94383 Israel
     Attention:  Morris Laster


if to Buyer to:

     Lakaro Biopharmaceuticals, Inc.
     216 Jaffa Road
     Jerusalem, 94383 Israel
     Attention: General Counsel

or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail.

     15.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Israel without giving effect to the principles of conflicts of law thereof.

     15.9 Third-Party Beneficiaries. With the exception of (1) the parties to this Agreement and (2) the Buyer Group and the Seller Group with respect to the matters inuring to their benefit under Article XIII, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

     15.10 "Including."   Words of inclusion shall not be construed as terms of
limitation herein, so that references to "included" matters shall be regarded as nonexclusive, noncharacterizing illustrations.

     15.11 References. Whenever reference is made in this Agreement to any Article, Section, or Schedule, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule to this Agreement.

     15.12 Survival of Agreements. All Covenants, agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement and the Closing.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf on the date indicated.


Partec Ltd.                                   Lakaro Biopharamaceuticals, Inc.

By: /s/ Ira Weinstein                         By: /s/ Robert Trachtenberg
    -----------------------------                 -----------------------------
Name:  Ira Weinstein                          Name:   Bob Trachtenberg
       --------------------------                     --------------------------
Title: COO                                    Title:  Secretary
       --------------------------                     --------------------------

The schedules and exhibits to this agreement have not been included because they have been otherwise disclosed or because they are not material to an investment decision. Such schedules and exhibits will be furnished to the Commission supplementally upon request.